Execution Version
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT, by and between Hormel Foods Corporation, a Delaware corporation with its principal place of business located at 1 Hormel Place, Austin, Minnesota (the “Company”), and Jeffrey M. Ettinger (“Executive”), is dated as of June 20, 2025 (the “Agreement”).
Executive is a member of the Board of Directors of the Company (the “Board”), and is the former Chief Executive Officer of the Company. As of the Effective Date (as defined below), the Company wishes to employ Executive as its Interim Chief Executive Officer on the terms and conditions, and for the consideration, set forth in this Agreement, and Executive desires to be employed by the Company on an interim basis on such terms and conditions and for such consideration.
In consideration of the promises provided for in this Agreement, the Company and Executive agree as follows:
1.Employment Period. This Agreement shall become effective as of July 14, 2025 (the “Effective Date”). The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, on an at-will basis on the terms and conditions set forth herein for the period commencing on the Effective Date and ending on Executive’s Date of Termination as provided in Section 3 (the “Employment Period”).

2.Terms of Employment.

(a)Position and Duties. (i) During the Employment Period, Executive shall (A) serve as Interim Chief Executive Officer of the Company, with such duties and responsibilities as are customarily commensurate with or incident to the position of Chief Executive Officer for an entity similar in size to, and in a business similar to that of, the Company, including direct reporting line management of the roles identified on Schedule 2(a), (B) assist in the onboarding, training, and transition of any individual selected by the Company as a candidate for its permanent Chief Executive Officer role, and (C) report directly to the Board. During the Employment Period, Executive further agrees that, subject to (x) reasonable business-related travel requirements commensurate with Executive’s position and (y) periods of vacation or sick leave to which Executive is entitled, Executive’s primary work location will be the Company’s headquarters in Austin, Minnesota, and Executive will maintain his primary residence in Austin, Minnesota.
(ii)During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote Executive’s full business time and attention to the business and affairs of the Company. During the Employment Period, Executive shall not be permitted to serve as a director of any organization other than the Company unless the Board provides prior written approval for such service; provided, however, that it will not be a violation of this Agreement for Executive to (A) continue to serve as a director (or equivalent member) of any civic or charitable boards or committees on which Executive is serving as a director (or equivalent member) on the date of this Agreement and (B) manage personal investments, so long as such activities described in clauses (A) and (B) do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement. During the Employment Period, Executive’s continued service on any civic or charitable boards or committees, as permitted by this Agreement, shall be limited to that of a director (or equivalent) role or below and shall not include service as a board chair, a “lead director,” or any similar leadership roles or responsibilities.
(b)Compensation. (i) Base Salary. During the Employment Period, Executive shall receive an annual base salary (“Annual Base Salary”) of $1,200,000 paid in accordance with the normal payroll practices of the Company as may be in effect from time to time.
(ii)Annual Cash Incentive. During the Employment Period, Executive shall be eligible to participate in the Company’s cash-based annual incentive plan applicable to other senior leaders of the Company with enterprise-wide accountabilities (the “Annual Incentive”), with a target Annual Incentive opportunity equal to $2,000,000 for each fiscal year (“Target Incentive”). Any Annual Incentive with respect to a portion of a fiscal year during the Employment Period will be prorated based on actual performance and the number of days of such fiscal year that occurred during the Employment Period. For each full fiscal year or portion of a fiscal year, the Board (or an applicable committee of the Board) has established or will establish the performance metrics and their relative weighting to be used in, and any specific performance goals applicable to, the determination of the Annual Incentive for Executive for such period. There is no guaranteed Annual Incentive under this Agreement, and for each applicable fiscal year or portion of a fiscal year, Executive’s Annual Incentive could be as low as zero or as high as the maximum percentage applicable under the Company’s annual incentive program for such fiscal year or portion of a fiscal year. Notwithstanding anything in this Agreement to the contrary, each Annual Incentive opportunity shall be on the terms and subject to such conditions as are specified for the particular Company plans or programs pursuant to which the Annual Incentive opportunity is granted. Any Annual Incentive with respect to a particular year will be paid in accordance with the terms of the Company’s annual incentive compensation program applicable for such fiscal year.
(iii)Equity Grant. As soon as administratively practicable following the Effective Date, and subject to approval by the Compensation Committee, Executive shall receive a one-time long-term incentive compensation award with a grant date fair value of $7,200,000 (the “Equity Grant”), approximately 75% of which shall consist of a stock option award, and 25% of which shall consist of a time-based restricted stock unit award. The Equity Grant is in lieu of Executive’s participation in the Company’s long-term incentive compensation program for other senior executives for the performance periods beginning in fiscal year 2025 and fiscal year 2026. The Equity Grant will, in general, vest in substantially equal installments on October 25, 2026 and April 25, 2027, subject in each case to the applicable award documentation and the incentive compensation plan under which such awards will be granted, as in effect from time to time. The Equity Grant will provide for forfeiture by Executive if Executive’s employment with the Company is terminated by the Company for Cause (as defined below) or by Executive prior to the Expiration Date. Additional details regarding the terms of the Equity Grant will be provided in the applicable award documentation.

(iv)Employee Benefits. During the Employment Period, Executive shall be eligible to participate in the employee benefit plans, programs, and policies, as may be in effect from time to time, for senior executives of the Company generally.
(v)Vacation. For the period from the Effective Date through December 31, 2025, Executive shall be entitled to 4 weeks of paid vacation in accordance with the vacation policies applicable to senior executives of the Company generally. For the period from January 1, 2026 through October 25, 2026, Executive shall be entitled to 6 weeks of paid vacation in accordance with the vacation policies applicable to senior executives of the Company generally.
(vi)Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the performance of Executive’s duties under this Agreement and in accordance with the Company’s business expense reimbursement policy.
3.Termination of Employment. (a) Automatic Termination. Executive’s termination of employment with the Company will automatically occur on October 25, 2026 (the “Expiration Date”).
(b)Death or Disability. Executive’s employment shall terminate automatically if Executive dies during the Employment Period. If the Company determines in good faith that the Disability (as defined herein) of Executive has occurred during the Employment Period (pursuant to the definition of “Disability” set forth below), it may terminate Executive’s employment by providing written notice thereof in accordance with Section 12(b). “Disability” means (i) any permanent and total disability under any long-term disability plan or policy of the Company or its affiliates that covers Executive, or (ii) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).
(c)By the Company. The Company may terminate Executive’s employment during the Employment Period for any, or no reason, with or without Cause. For purposes of this Agreement, “Cause” means Executive’s:
(i)material failure to perform satisfactorily the duties reasonably required of Executive by the Company (other than by reason of Disability);
(ii)material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses);
(iii)material breach of any of the following: the Company’s business conduct or ethics code, any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any affiliate, this Agreement, or any other material agreements between Executive and the Company;
(iv)engaging in any act or practice that involves personal dishonesty on the part of Executive or demonstrates a willful and continuing disregard for the best interests of the Company and its affiliates; or

(v)engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its affiliates, their business or any of their customers, employees or vendors.
The cessation of employment of Executive shall not be deemed to be for Cause unless the Company has notified Executive in writing describing the occurrence of a Cause event within 90 days of the Company obtaining knowledge of such event.
(d)By Executive. Executive’s employment may be terminated during the Employment Period by Executive for any reason.
(e)Resignation. Upon any termination of Executive’s employment with the Company, Executive shall be deemed to resign as its Interim Chief Executive Officer, and from any additional position as an officer, director, or fiduciary of the Company or any Company-related entity that Executive may assume during the Employment Period, other than his position as a member of the Company’s Board of Directors and any committees thereof.
(f)Date of Termination. “Date of Termination” means the effective date of Executive’s termination of employment with the Company. Notwithstanding the foregoing, in no event shall the Date of Termination occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”
4.Obligations of the Company upon Termination.

(a)Termination Due to Expiration of Agreement, Death, or Disability. If Executive’s employment is terminated due to death, Disability or the occurrence of the Expiration Date:
(i)The Company shall pay to Executive, in a lump sum in cash within 30 days after the Date of Termination (or earlier, if required by applicable law), the aggregate of the following amounts: the sum of (A) Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (B) Executive’s business expenses that are reimbursable pursuant to Section 2(b)(vi) of this Agreement but have not been reimbursed by the Company as of the Date of Termination; and (C) any accrued vacation pay to the extent not theretofore paid; and
(ii)Subject to Section 9(b), at such time as the Company pays annual incentives to senior executives of the Company, a lump sum cash amount equal to Executive’s Annual Incentive for the fiscal year in which the Termination Date occurs if such Annual Incentive has been earned but not paid as of the Date of Termination (the sum of the amounts described in subclauses (i) and (ii), the “Accrued Obligations”); and
(iii)To the extent not theretofore paid or provided (or otherwise provided under this Section 4), the Company shall timely pay or provide to Executive any Other Benefits (as defined in Section 5) in accordance with the terms of the underlying plans or agreements.

(b)All Other Terminations. If Executive’s employment is terminated for any reason other than as described in Section 4(a) of this Agreement, including by the Company with or without Cause, during the Employment Period, the Company shall provide Executive with Executive’s Annual Base Salary through the Date of Termination, and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement.
5.Non-Exclusivity of Rights. Amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified or addressed by this Agreement. Notwithstanding the foregoing, Executive shall not be eligible to participate in any other severance plan, program or policy of the Company.
6.Set-off; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against Executive to the extent such set-off or other action does not violate Section 409A of the Code. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.
7.     Other Agreements.
(a)Indemnification Agreement. If not previously completed, Executive and the Company agree to enter into an Indemnification Agreement (the “Indemnification Agreement”) in the form in use as of the date hereof with other senior leaders of the Company, to be effective upon the Effective Date.
(b)Protective Agreement. If not previously completed, Executive agrees to execute a Protective Agreement (Non-Competition, Non-Solicitation, Confidential Information/Trade Secrets, Intellectual Property) (the “Protective Agreement”) in the form in use as of the date hereof with other senior leaders of the Company, to be effective upon the Effective Date; provided, however, that the Restricted Period in the Protective Agreement shall be deemed to be twenty-four (24) months, in lieu of the 12 months stated therein.
8.Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of, and be enforceable by, Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Section 8, “Company” shall mean the Company defined in the preamble of this Agreement and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9.Section 409A of the Code.
(a)The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
(b)Notwithstanding any provision of this Agreement to the contrary, in the event that Executive is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), any payments or benefits that are considered non-qualified deferred compensation under Section 409A payable under this Agreement on account of a “separation from service” during the six-month period immediately following the Date of Termination shall, to the extent necessary to comply with Section 409A, instead be paid, or provided, as the case may be, on the first business day after the date that is six months following Executive's “separation from service” within the meaning of Section 409A. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation, subject to Section 409A.
(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are deferred compensation subject to Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
10.Compensation Recovery Policy. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company's clawback policy or policies as may be in effect from time to time, including specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of the Company’s common stock at any point may be traded) (the “Compensation Recovery Policy”), and that, to the extent the Compensation Recovery Policy, and any other clawback policy in effect from time to time, by its or their terms, is or are applicable to this Agreement or compensation described herein, applicable terms or sections of this Agreement and any related documents shall be (if necessary) deemed modified and/or superseded by and subject to the terms and conditions of such policies from and after the effective date thereof. Further, Executive agrees to fully cooperate with the Company in connection with any of Executive’s obligations to the Company pursuant to the Compensation Recovery Policy, and any other clawback policy, and agrees that the Company may enforce its rights under such policies through any and all reasonable means permitted under applicable law as it deems necessary or desirable, in each case from and after the effective dates thereof.
11.Complete Agreement. This Agreement, the Indemnification Agreement, and any restrictive covenant agreements between Executive and the Company or its affiliates, including the Protective Agreement, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein.
12.Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles of conflict of laws. Executive agrees that the state and federal courts located in the State of Minnesota shall have jurisdiction in any action, suit or proceeding against Executive based on or arising out of this Agreement and Executive hereby: (i) submits to the personal jurisdiction of such courts; (ii) consents to service of process in connection with any action, suit or proceeding against Executive; and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, or nationally-recognized overnight courier service, postage prepaid, addressed as follows:
If to Executive:    At the most recent address
on file at the Company.
If to the Company:    Hormel Foods Corporation
1 Hormel Place
Austin, Minnesota 55912-3680
Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith (including via electronic mail). Any notice under this Agreement will be deemed to have been given when so delivered (or, in the case of electronic mail, when electronic evidence of transmission is received).
(c)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)The Company, its subsidiaries and affiliates may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes or social security or other charges as shall be required to be withheld pursuant to any applicable law or regulation. None of the Company, its subsidiaries or affiliates guarantees any tax result with respect to payments or benefits provided hereunder. Executive is responsible for all taxes owed with respect to all such payments and benefits.
(e)Subject to any limits on applicability contained therein, Section 7(b) and Section 10 of this Agreement shall survive and continue in full force in accordance with its terms notwithstanding any termination or expiration of the Employment Period.
(f)This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(g)Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
13.Other Acknowledgements. Nothing in this Agreement (or otherwise) (a) limits Executive’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Sarbanes-Oxley Act of 2002) or (b) prevents Executive from providing, without prior notice to the Company, information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification, Executive is not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended). The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.
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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first above written.
EXECUTIVE
/s/ Jeffrey M. Ettinger
Jeffrey M. Ettinger
HORMEL FOODS CORPORATION
By /s/ William A. Newlands
Name: William A. Newlands
Title: Chairman, Board of Directors

Schedule 2(a)

President
Chief Financial Officer
General Counsel
Chief Communications Officer or equivalent
Chief Human Resources Officer or equivalent
Chief Compliance Officer or equivalent
A-2